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EXHIBIT 1.01

                               SERVICES AGREEMENT

      THIS SERVICES AGREEMENT (this "Agreement") dated as of May 5, 2008, is made by and between Blackwater Midstream Corp. ("Blackwater" and, together with its subsidiaries now or hereafter existing, the "Company ") and Christopher A. Wilson ("Wilson").

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

      1. Effectiveness of the Agreement. This Agreement shall become effective on May 5, 2008.

      2. Engagement. The Company hereby engages Wilson to perform management services for the benefit of the Company on the terms and conditions set forth in this Agreement. The Company is hereby obtaining from Wilson the services set forth on Schedule 1 (the " Management Services ").

      3. Duties.

      (a) The provision of Management Services by Wilson shall be subject to Blackwater's Charter, Bylaws (including without limitation the provision that the business and affairs of Blackwater shall be managed by its Board of Directors (the " Board ")) and other governing documents, including committee charters, as well as applicable laws and regulations, including the regulations of any securities exchange on which Blackwater's securities are listed or traded. For purposes of this Agreement, the Charter and Bylaws of Blackwater shall be deemed to mean the Charter and Bylaws of Blackwater as they exist today (including any future amendments).

      (b) The parties acknowledge that Wilson will be designated to serve as the Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer of Blackwater. Except as expressly set forth in this Agreement, Blackwater shall take all necessary actions so that Wilson will continue to serve in those capacities at Blackwater throughout the Term (as defined below) of this Agreement, including by adopting all necessary resolutions of the Board.

      (c) Subject to the provisions of Section 3(a) and applicable law, Wilson shall be authorized to make decisions with respect to all aspects of the management and operation of the Company's business, including without limitation organization and human resources, marketing and sales, logistics, finance, administration of day-to-day operations and such other areas as he may identify, in such manner as he deems necessary or appropriate in his reasonable judgment in a manner consistent with the business judgment rule and the provisions of applicable law.

      (d) Wilson shall furnish such time at such locations as is reasonably necessary to perform the Management Services. Consequently, it is hereby understood and agreed that Wilson is not required to devote his full time to this engagement, although it is expected that Wilson will be devoting the requisite amount of time to carry out the duties of his position with Blackwater.

      (e) In undertaking to provide the services set forth herein, none of Wilson or any other person or entity guarantees or otherwise provides any assurances that their efforts to build the Company's operational and financial health and stability will be successful and, except for the amount referenced in
Section 5(b), the Company's obligation to provide the compensation specified under Section 5 hereof shall not be conditioned upon any particular results being obtained.

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      4. Term.

      (a) The initial term of Wilson's engagement hereunder (the "Term") shall be for one year commencing on the date of the Closing Date. The Term shall continue thereafter on a month-to-month basis unless terminated by either party upon 60 days' advance written notice.

       (b) Blackwater shall have the right to terminate the Management Services, effective upon 15 days advance written notice, if Wilson, prior to the engagement of a new CEO and CFO, respectively, as contemplated by the terms of
Schedule 1 , is not actively engaged in the provision of Management Services whether due to death, disability or by reason of a material breach of this Agreement by Wilson (it being understood and agreed that Wilson, in addition to pursuing other activities not related to or for the benefit of the Company may be on personal vacation for up to four weeks a year).

      5. Compensation. The following compensation shall be payable to Wilson for provision of the Management Services by Wilson:

      (a) Base Fee. Blackwater shall pay Wilson a monthly fee (the "Base Fee") of $2,500, pro-rated for partial months and payable in advance no later than the first day of every month during the Term. If the Term is extended pursuant to
Section 4(b), the Fee shall be renegotiated in good faith between both parties. The Base Fee includes up to 10 hours per month. Time in excess of 10 hours will be billed at an hourly rate of $350 per hour.

      (b) Stock Grant. The Company shall issue to Wilson 50,000 shares of common stock upon execution of this Agreement., of which all 50,000 shares will immediately vest. Wilson shall be eligible to be granted additional equity compensation awards, at least annually as determined by the Board in its sole discretion.

      (c) Expenses. During the Term, Blackwater shall reimburse Wilson for all reasonable business expenses incurred in connection with the provision of Management Services in accordance with Blackwater's policies in effect from time to time with respect to travel, entertainment and other business expenses for senior executives; provided that Wilson complies with Company expense reimbursement policies including the provision of receipts.

      (d) Other Benefits. Wilson and other persons performing Management Services shall also be entitled to coverage for services rendered to the Company while they serve as directors or officers of the Company under director and officer liability insurance policy(ies) maintained by the Company from time to time.
      (e) In the event of any breach of this Agreement by the Company, the aggregate amount of (i) unpaid Base Fees and any other earned but unpaid compensation, (ii) unpaid expense reimbursements or other cash entitlement,
(iii) Base Fees for the remaining Term and (iv) the aggregate of all unpaid Bonus Fees shall become immediately due and payable to Wilson, irrespective of whether the corresponding milestones have been achieved. In addition, in such event, all Blackwater stock issued or to be issued to Wilson shall become immediately vested notwithstanding the terms thereof. The Company agrees to file a registration statement on Form S-8 or equivalent to register such shares upon issuance.

      7. Representations and Warranties. Each party represents and warrants to the other party as follows:

      (a) It is a legal entity duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite corporate power to enter into this Agreement.


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      (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by it with any of the provisions hereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

      (c) This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding agreement.

      8. Indemnification.

(a) The Company shall indemnify and hold Wilson, its principals, officers, shareholders, employees and agents harmless from and against any and all liability, demands, claims, actions, losses, interest, costs of defense and expenses (including, without limitation, reasonable attorneys' fees) which arise out of or in connection with the acceptance of this Agreement and the performance of its duties hereunder except such acts or omissions as may result from the willful misconduct or gross negligence of Wilson. Promptly after receipt by Wilson of notice of any demand or claim or the commencement of any action, suit or proceeding relating to this Agreement, Wilson shall promptly notify the Company in writing. IT IS EXPRESSLY THE INTENT OF THE COMPANY TO INDEMNIFY WILSON FROM ERRORS IN JUDGMENT OR OTHER ACTS OR OMISSIONS NOT AMOUNTING TO WILFULL MISCONDUCT OR GROSS NEGLIGENCE.

(b) The Company shall be solely responsible for all obligations, including but not limited to any payments due under this Agreement, and none of its officers, directors, attorneys, agents or employees shall have any personal liability to Wilson.

      9. Insurance.

      (a) Blackwater agrees immediately after the closing it will obtain a Directors and Officers insurance policy in a form acceptable to Wilson. As long as the same can be done at a commercially reasonable cost, during the term of this Agreement, Blackwater shall maintain directors and officers liability insurance coverage, employment practices insurance coverage and fiduciary liability insurance coverage comparable as to terms (including without limitation the provisions or any similar provision regarding extension of the discovery period thereunder) and amounts not lower than those provided under the Policies, with any such replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than that of the Insurer presently providing such coverage. Upon any cancellation or nonrenewal of any Policies by any Insurer, as long as the same can be done at a commercially reasonable cost, Blackwater shall exercise its rights under the applicable clause of the relevant Policy to extend the claim period for a one-year "discovery period" and shall exercise such rights and pay the premium required thereunder within the 30-day period specified therein. Blackwater shall use commercially reasonable efforts, in connection with the next renewal of each Policy, to negotiate to obtain an option to extend the discovery period set forth in such Policies from one to three years, as long as the same can be obtained at a commercially reasonable cost.

      10. Limitations on Liability. The Company agrees that Wilson and its personnel will not be liable to the Company for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to Wilson pursuant to this Agreement, unless there is a final, nonappealable order of a Court of competent jurisdiction finding Wilson or its personnel performing Management Services liable for gross negligence or willful misconduct. In no event will Wilson or any person or entity, or their personnel be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damages or expenses relating to the provision of Management Services. These limitations on liability provisions extend to the employees, representatives, agents and counsel of Wilson. The limitation on liability contained in this Agreement and the indemnification agreements referenced in Section 8 shall survive the completion or termination of this Agreement.


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      11. Independent Contractor; Taxes. The parties intend that Wilson shall render services hereunder as an independent contractor, and nothing herein shall be construed to be inconsistent with this relationship or status. Wilson and any person providing Management Services shall be solely responsible for any tax consequences by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Wilson's performance of management services hereunder. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to effect any withholding from any amount payable by it pursuant to this Agreement to the extent required by law.

      12. Jurisdiction. Each of Wilson and the Company hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, to the non-exclusive general jurisdiction of the State of California, the Courts of the United States of America for the Central District of California located in Orange County, California, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected in any manner permitted by law and agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction; and (d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages.

      13. Survival of Agreement. Except as provided in this Agreement, the obligations set forth Sections 5, 10 and 12 shall survive the expiration, termination, or supersession of this Agreement.

      14. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

      15. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

      16. Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

      17. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid or by an overnight delivery service, charges prepaid; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:


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      If to the Company:        Blackwater Midstream Corp.
                                2 Park Plaza, Suite 450
                                Irvine, CA 92614
                                Attention: Christopher A. Wilson


      If to Wilson:             Christopher A. Wilson
                                2 Park Plaza, Suite 450
                                Irvine, CA 92614

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

      18. Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

      19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

      20. Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

      21. No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties hereto and nothing herein, expressed or implied, shall give or be construed to give any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

      22. Assignment. Except as specifically stated in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned or delegated by either party without the prior written consent of the other party, not to be unreasonably withheld. Any unauthorized assignment or delegation shall be null and void. Notwithstanding the foregoing, Wilson may assign this Agreement to an affiliated entity for tax or organizational reasons, so long as the Management Services and Wilson shall be as contemplated herein. Furthermore, either party may, without the other's consent, assign this Agreement to a present or future affiliate, successor in a merger or similar transaction or purchaser of all or substantially all of such party's assets.

      IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

BLACKWATER MIDSTREAM CORP.


BY: /s/ Robert Wayne Morgan                BY: /s/ Christopher A. Wilson
    --------------------------------           --------------------------------
    ROBERT WAYNE MORGAN, PRESIDENT             CHRISTOPHER A. WILSON


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                                   SCHEDULE 1

                               MANAGEMENT SERVICES
                               -------------------

      Wilson will provide executive management services (the "Management Services") to the Company, including, without limitation, fulfilling the duties typically performed by a chief executive officer and chief financial officer. The Management Services shall include:

      o       Managing the day-to-day operations of the Company;

      o       Preparing filings as required by the SEC and applicable law;

      o       Preparing for and holding Company board meetings;

      o       Reviewing capital-raising efforts; and

      o Leading business development functions such as deal pipeline generation, conducting due diligence and negotiating transactions.

      It is understood and agreed that the Management Services to be provided by Wilson do not encompass all services required to manage the Company and that the Company will need to utilize, at the Company's cost, additional specialists. These specialists may include, without limitation, legal, tax, environmental, accounting, investor relations, website design and other advisory persons.


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